Exhibit 10.13

To:	Steven Schlotterbeck
Managing Director, E&P Planning and Development

From:	Philip Conti
Vice President and Chief Financial Officer

Date:	May 17, 2006

Subject:	Horizontal Drilling Incentive Opportunities

The following provides you with an outline of the incentive opportunities available to you.

Regular Short Term Incentive

1.              Your incentive opportunities are provided for under the Equitable Resources, Inc. Short-term Incentive Plan (the “STIP”).  A copy of the 2006 plan is attached for your review.

2.              Your incentive targets for 2006, 2007 and 2008 will be 40% of your base salary.  Based on your current base salary of $175,000, your bonus target for this year is $70,000.  This target will be adjusted as your salary changes.  Payment will be made, if at all, in accordance with the terms of the applicable STIP.

3.              Value drivers will be established and approved by me each year.  A copy of the 2006 value drivers, which we have already discussed, is attached.  These drivers may, with my approval, be changed during the year.  If any revisions are approved, an updated list of value drivers will be provided to you for your records.

4.              Your performance on your value drivers will be assessed as exceptional, successful, marginal or unsatisfactory.  The President, Chief Executive Officer and Chairman may, but shall not be obligated to, in his sole and absolute discretion, award you an incentive payment of up to 250% of your target for exceptional performance, subject to the determination of the Headquarters pool by the Compensation Committee.

Additional Bonus

1.              At the conclusion of 2008, a full review of the Horizontal Drilling Program will be conducted to determine if an additional bonus is appropriate.  The following will be considered in making that determination:

a.              The horizontal well pilot program must have been completed in 2006 with a minimum of 5 wells spud by year -end.  Additionally, capital expenditure dollars must be approved by the Board of Directors to drill a minimum of an additional 10 wells in 2007;  and

b.             A minimum of 20 additional wells must be spud in 2007 with capital expenditure dollars approved by the Board of Directors to drill a minimum of an additional 25 wells in 2008; and

c.              A minimum of 25 additional wells must be spud in 2008 with capital expenditures approved by the Board of Directors to drill a minimum of an additional 50 wells in 2009.

2.              The bonus target for full execution of the details provided above will be $1,000,000. The Chairman, President and Chief Executive Officer may, in his sole and absolute discretion, award a bonus payment adjusted to account for less than full execution as defined above.  You must be an active employee on February 2, 2009 to be considered for this additional bonus payment. Except as otherwise required by this memorandum, your additional bonus will be payable in accordance with the applicable STIP, including the resolution of any disputes relative to the payment of this additional bonus.

3.              Notwithstanding the foregoing, you are an employee at will, and we have no obligation to continue your employment for the term of the above incentives.  In the event of termination of employment for any reason prior to February 2, 2009, subject to the following sentence, you shall have no right to the above incentives to the extent that they are unpaid as of date of termination.  If termination is involuntary and without fault on your part, including death or disability as defined above (as defined in Sec. 409A(a)(2)(c) of the Internal Revenue Code), you will be eligible to receive a partial additional payment if you have achieved the stated objectives that were due as of the date of such termination, death or disability as follows:

Termination Date	Percent Payable
Prior to December 31, 2006	0%
January 1, 2007 to December 31, 2007	25%
January 1, 2008 to December 31, 2008	50%

4.              In the event that all or a portion of the Devonian shale development rights in the Kentucky or Brenton districts are sold, farmed out or otherwise restricted (including EPC’s becoming a non-operator with no such development rights), the final cumulative well target of 100 approved wells will be reduced by one well for every 20,000 gross acres sold, farmed-out or otherwise restricted as to Devonian shall horizontal development.  The objectives will be reduced in reverse order—i.e., 2007 objectives will not be affected until the well target has been reduced by 50 wells.  If all of the Kentucky and Brenton development rights are sold, farmed-out or otherwise restricted and you have achieved the stated objectives due as of the date of such sale, farm-out or restriction, then a partial additional bonus will be paid to you within 30 days of such transaction as follows:

Transaction Date	Percent Payable
Prior to December 31, 2006	0%
January 1, 2007 to December 31, 2007	50%
January 1, 2008 to December 31, 2008	100%

I am looking forward to working with you to fully explore the viability of the horizontal drilling at Equitable Resources.  Please sign below indicating that you have been provided the material listed above and do not have questions regarding the incentive opportunities described in this memo.  If you would like to discuss the incentive opportunities provided in this memo in more detail, please call Dave Smith at (412) 553-5740.

Accepted on

Steven Schlotterbeck

To:	Steven T. Schlotterbeck
President, Equitable Production

From:	Charlene Petrelli
Vice President and Chief Human Resources Officer

Date:	August 18, 2008

Subject:	Amendment to Horizontal Drilling Incentive Opportunities

The following amends (this “Amendment”) that certain letter dated May 17, 2006 (the “Letter”) regarding Horizontal Drilling Incentive Opportunities for the purposes of complying with Section 409A of the Internal Revenue Code of 1986, as amended, and changing the medium of payment of any additional bonus as set forth herein.

Regular Short Term Incentive

1.              If and to the extent earned, any short term incentive amounts will be paid under and pursuant to the terms of, and at the time and in the form provided in the Equitable Resources, Inc. Executive Short-Term Incentive Plan.

Additional Bonus

1.              Except as otherwise required herein, any additional bonus will be payable at the time and in the form provided in the Executive Short-Term Incentive Plan.

2.              Equitable Resources, Inc. (“Equitable”) has determined to amend the medium of payment with respect to the additional bonus target of $1,000,000 (the “Target Amount”) set forth in the Letter.  Equitable has determined to satisfy any obligation it may incur for such amount in shares of Equitable Common Stock, without par value (“Shares”), as provided in and pursuant to the Equitable 1999 Long-Term Incentive Plan (the “Plan”).  No cash shall be payable with respect to the additional bonus.

3.              (a)  Subject to the terms of the Letter as amended by this Amendment, the number of Shares that may be earned as an equivalent to the Target Amount is 29,000 Shares, subject to adjustment as provided in the Plan.  In the event that a bonus payment is awarded for less than full execution of the performance criteria as set forth in the Letter, the number of Shares earned shall be an adjusted portion of the number of shares equivalent to the Target Amount, as determined by the Chairman and Chief Executive Officer, subject to the approval of the Compensation Committee.

(b)           As consideration for the promises made in this Agreement, (i) concurrently herewith you shall execute and deliver to the Company a new Confidentially, Non-Solicitation and Non-Competition Agreement in the form of Exhibit A hereto and a Change of Control Agreement in the form of Exhibit B hereto and (ii) effective the date above, your stock ownership guidelines are increased from two times base salary to four times base salary.

4.              In the event that you or your estate receive a partial payment pursuant to paragraph 3 of the “Additional Bonus” section of the Letter based upon your termination of employment prior to February 2, 2009 (the end of the “Performance Period”), such payment will be made in Shares in a lump sum on the 30th day following your separation from service, death or disability, as the case may be; provided, that, in the event such amount is payable upon your separation from service and you are a “specified employee” under Section 409A of the Internal Revenue Code at the time of your separation from service, no such amount may be paid to you until the first day following the six-month anniversary of your separation from service.  The term “termination,” when used in the context of a condition to, or timing of, payment hereunder shall be interpreted to mean a “separation from service” as that term is used in Section 409A of the Internal Revenue Code.

5.              The last sentence of paragraph 4 of the “Additional Bonus” section of the Letter is amended and restated to read as set forth in italics:

If all of the Kentucky and Brenton development rights are sold, farmed-out or otherwise restricted and you have achieved the stated objectives due as of the date of such sale, farm-out or restriction, then the Performance Period will automatically end and a partial additional bonus will be paid to you, subject to your continued employment on the payment date, as follows:

Transaction Date	Percent Payable
Prior to December 31, 2006	0%
January 1, 2007 to December 31, 2007	50%
January 1, 2008 to December 31, 2008	100%

In the event that you receive a payment pursuant to paragraph 4 of the Letter, such payment will be made in Shares in a lump sum within 30 days following the end of the Performance Period.

6.              You acknowledge and agree that Equitable may amend the incentive opportunities set forth in the Letter directly or indirectly through amendment of any underlying plans from time to time without your consent to the extent deemed necessary or appropriate, in its sole discretion, to effect compliance with Section 409A of the Internal Revenue Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to you.

7.              Except as provided herein, the Letter is, in all other respects, unchanged and is and shall continue to be in full force and effect, and is hereby in all respects ratified and confirmed.

Please sign below indicating that you acknowledge and accept the foregoing amendment.

EQUITABLE RESOURCES, INC.

By	/s/ Charlene Petrelli
Charlene Petrelli
Vice President and Chief Human Resources Officer

Accepted on:

/s/ Steven Schlotterbeck
Steven Schlotterbeck

Value Drivers

Deep Exploration

Compile a technical reference manual for A-basin deep drilling — March 31
Identify and contact prospective industry partners. Hold discussions with at least 3 likely partners.
Hold a mid-year update meeting with Conti/Porges/Gerber in July to address 1) our strategic plan for pursuing this 2) progress to date and review what we have learned 3) present an action plan for the 2nd half of the year

Horizontal Drilling	Compile technical reference manual Hold discussions with 3 potential partners Reach partner or go alone decision Spud 2 wells by EOY — meets Spud 5 wells plus BOD approval for 20 in 2007 — exceeds